SIRICOMM ANNOUNCES RESIGNATION OF EVP – SALES AND MARKETING AND ORGANIZATIONAL RESTRUCTURE

Joplin, MO. – March 2, 2007— SiriCOMM, Inc., (OTC BB: SIRC) today announced that the Company’s Board of Directors has accepted Mr. David Mendez’s resignation as Executive Vice President of Sales and Marketing. The Company greatly appreciates Mr. Mendez’s contributions as a founder and officer. Mr. John Burton, Vice President of Marketing and Sales, will assume the duties of Mr. Mendez.

Additionally, the Company announced the resignation of Mr. Michael Banasik as Vice President of Applications Development. His duties will be absorbed by Mr. Burton, who will lead Product Development efforts, along with Mr. Kory Dillman, Vice President of Networks, who will oversee IT development functions. The Company also implemented reductions in administrative staff.

“Going forward, we will be focused on leveraging our network to bring value to over-the-road drivers, fleet managers and our truck stop partners,” said Mark Grannell, President and Chief Executive Officer. “This restructure allows us to focus our resources on the areas that provide the greatest opportunity in both the near and longer term.”

About SiriCOMM

SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to utilize and leverage information. The company uses Wi-Fi and radio-frequency technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com.

Contact:

Matt McKenzie, Chief Financial Officer

SiriCOMM, Inc.

4710 E. 32nd Street

Joplin, MO 64804

Phone: 417-626-9971

Web: http://www.siricomm.com

Email: INVESTORS@SIRICOMM.COM